Exhibit 10.1
FOURTH AMENDMENT TO EMPLOYMENT AGREEMENT
OF LAWRENCE A. COHEN
This fourth amendment (the “Amendment”) to the Employment Agreement of Lawrence A. Cohen is entered into effective as of January 1, 2010, by and between Capital Senior Living Corporation (the “Company”) and Lawrence A. Cohen (“Employee”).
WHEREAS, the Company and Employee entered into the Employment Agreement effective June 1, 1999, as amended by the Amendment to Employment Agreement dated June 1, 2002, and the Second Amendment to Employment Agreement dated January 16, 2003, and the Third Amendment to Employment Agreement dated February 11, 2004 (the “Employment Agreement”), and
WHEREAS, the Company and Employee desire to amend the Employment Agreement.
NOW, THEREFORE, in consideration of the foregoing, the mutual promises of the parties hereto and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.
Paragraph 4(A) shall be deleted in its entirety and the following Paragraph shall be added in its place: “Effective January 1, 2010, CSL shall pay to Employee a base salary of an annual rate of not less than $636,366 per annum, subject to annual adjustment on the anniversary of the Employment Commencement Date and paid in approximately equal installments no less frequently than semi-monthly. An annual bonus shall be paid as determined by the Compensation Committee. The Company shall deduct from Employee’s compensation all applicable local, state, Federal or foreign taxes, including, but not limited to, income tax, withholding tax, social security tax and pension contributions (if any).”

IN WITNESS WHEREOF, this Amendment has been duly executed on the 14 day of April, 2010.

COMPANY: CAPITAL SENIOR LIVING CORPORATION
By:	/s/ David R. Brickman, VP

EMPLOYEE:
By:	/s/ Lawrence A. Cohen
Lawrence A. Cohen